EXHIBIT 10.1

LOAN AND SECURITY AGREEMENT

Among

QUMU CORPORATION,

QUMU, INC.

And

WELLS FARGO BANK, NATIONAL ASSOCIATION

This Loan And Security Agreement (this “Agreement”) is entered into as of January 15, 2021, by and among Wells Fargo Bank, National Association, a national banking association, and its successors and assigns (“Lender”), Qumu Corporation, a Minnesota corporation and Qumu, Inc., a California corporation (individually and collectively, “Borrower”).

Recitals

Borrower wishes to obtain credit from time to time from Lender, and Lender desires to extend credit to Borrower. This Agreement sets forth the terms on which Lender will advance credit to Borrower, and Borrower will repay the amounts owing to Lender.

Agreement

The parties agree as follows:

1. Definitions and Construction.

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to Borrower or any of its Subsidiaries arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower or such Subsidiaries, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower or such Subsidiaries and Borrower’s Books relating to any of the foregoing.

“Account Debtor” is any “Account Debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Advance” or “Advances” means a cash advance or cash advances under the Revolving Facility.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Availability Amount” is defined in Section 2.1(a).

“Borrower’s Books” means all of Borrower’s books and records including, without limitation, all ledgers, records (electronic and non electronic) concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs, or tape files, including, off-site storage, network hosting or management, shared application services or other “cloud-based” services, and the equipment, containing such information.

“Borrowing Base” is the product of the Monthly Recurring Revenue, as determined by Lender in its sole but reasonable discretion with reference to the most recent Borrowing Base Certificate delivered by Borrower multiplied by six (6); provided, however, that Lender has the right to amend the foregoing calculation in its sole but reasonable discretion based on the quality and dilution of the Monthly Recurring Revenue.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of New York are authorized or required to close.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Lender’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

“Closing Date” means the date of this Agreement.

“Code” means the New York Uniform Commercial Code.

“Collateral” means the property described on Exhibit A attached hereto.

“Collateral Disclosure List” is defined in Section 3.1.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Lender in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

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“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof.

“Credit Extension” means each Advance, Letter of Credit, or any other extension of credit by Lender for the benefit of Borrower hereunder.

“Daily Balance” means the amount of the Obligations owed at the end of a given day.

“Default” means an event which, with the giving of notice or lapse of time, or both, could or would constitute an Event of Default under the provisions of this Agreement.

“Designated Deposit Account” means Borrower’s deposit account, account number 4946319456, maintained with Lender (provided, however, if no such account number is included, then the Designated Deposit Account shall be any deposit account of Borrower maintained with Lender as chosen by Lender).

“Designated Jurisdiction” means any country, region or territory to the extent that such country or territory itself is the subject of any Sanction.

“Eligible Customer Accounts” means Accounts of Borrower and its Subsidiaries generated from expected receipt of Recurring Revenue which arise in the ordinary course of Borrower’s and each of its Subsidiary’s business that (i) meet all of Borrower’s representations and warranties described in Section 5.4 and (ii) are or may be due and owing from Account Debtors deemed acceptable to Lender in its sole but reasonable discretion, but which shall exclude (a) Accounts consisting of revenue derived in connection with credit balances owed to Account Debtors, and (b) Accounts that have aged more than ninety (90) days from the due date, and, in any case, not more than one hundred fifty (150) days from the invoice date; provided that Lender reserves the right at any time and from time to time to exclude and/or remove any Account from the definition of Eligible Customer Accounts, in its sole but reasonable discretion.

“Equipment” means all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts, and attachments in which Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“Excluded Account” means any trust or escrow accounts used exclusively for payroll, payroll taxes, other employee wage and benefit payments and any withholding and other fiduciary accounts, to or for the benefit of Borrower’s employees and titled in such name and identified in writing to Lender by Borrower as such.

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“Financial Covenant Side Letter Agreement” means that certain side letter agreement between Lender and Borrower dated as of the Closing Date and each subsequent side letter executed and delivered in accordance with Section 6.8.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Guarantor” is any Person now or hereafter providing a Guaranty in favor of Lender.

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented, including, without limitation, that certain Unconditional Guaranty by Guarantor in favor of Lender dated as of the Closing Date.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;

(c) any and all source code;

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(d) any and all design rights which may be available to such Person;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Inventory” means all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.

“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Lender Expenses” means all documented costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees (which audit fees are subject to the limitations set forth in Section 4.3); and Lender’s reasonable and documented attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Letter of Credit” or “Letters of Credit” is defined in Section 2.1(b) hereof.

“Letter of Credit Sublimit” is defined in Section 2.1(b) hereof.

“Lien” means any claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property

“Liquidity” means at any time, the sum of (a) the aggregate amount of unrestricted and unencumbered cash and Cash Equivalents held at such time by Borrower in deposit accounts or securities accounts maintained with Lender or its Affiliates in the United States, and (b) the Availability Amount.

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“Loan Documents” means, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, any notes, any subordination agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement by Borrower and/or any Guarantor with or for the benefit of Lender in connection with this Agreement, all as amended, restated, or otherwise modified.

“Material Adverse Effect” means a material adverse effect on (a) the business operations or condition (financial or otherwise) of Borrower and any Guarantor taken as a whole or (b) the ability of Borrower and any Guarantor, taken as a whole, to repay the Obligations or otherwise perform its obligations under the Loan Documents or (c) the value or priority of Lender’s security interests in the Collateral.

“Measurement Period” means, as of any date of determination, the trailing one (1) quarter period.

“Monthly Recurring Revenue” is, as of any date of determination for a Measurement Period, an amount equal to the Recurring Revenue from Eligible Customer Accounts during the Measurement Period divided by three (3).

“Negotiable Collateral” means all letters of credit of which Borrower is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, Lender Expenses, treasury management services, corporate business cards and other amounts owed to Lender by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Lender may have obtained by assignment or otherwise.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Lender pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Lender.

“Permitted Indebtedness” means:

(a) Indebtedness of Borrower or any Guarantor in favor of Lender arising under this Agreement, any other Loan Document or otherwise on account of the Obligations;

(b) Indebtedness existing on the Closing Date and disclosed in the Schedule;

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(c) Indebtedness secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and (ii) such Indebtedness does not exceed Seven Hundred Fifty Thousand Dollars ($750,000) in the aggregate at any given time;

(d) Subordinated Debt, provided that (i) Subordinated Debt does not exceed Five Hundred Thousand Dollars ($500,000) in the aggregate at any given time, (ii) the obligations under the credit agreement or other similar document entered into between Borrower and the other creditor evidencing such Subordinated Debt are not more restrictive than Borrower’s Obligations hereunder, and (iii) the principal amount of the Subordinated Debt may not be repaid prior to repayment in full of the Obligations;

(e) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(f) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(g) Indebtedness (i) of a Borrower to another Borrower or to a Guarantor, (ii) of a Guarantor to a Borrower and (iii) Indebtedness of Subsidiaries to Borrower as permitted under clause (g) of the defined term “Permitted Investments”;

(h) extensions, refinancings, modifications, amendments, and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or any Guarantor;

(i) Indebtedness consisting of financed insurance premiums and obligations of Borrower or any Subsidiary to pay insurance premiums arising in the ordinary course of business;

(j) one or more guaranties, not exceeding Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate at any time, by Borrower or its Subsidiaries incurred in the ordinary course of business in respect of obligations of Borrower or its Subsidiaries not constituting Indebtedness for borrowed money to trade creditors, landlords, suppliers, customers, vendors, franchisees, lessors, licensees, sublicensees or distribution partners or similar Persons; and

(k) one or more guaranties, not exceeding Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate at any time, by Borrower or any of its Subsidiaries of any obligation of Borrower or any of its Subsidiaries to indemnify or hold harmless any seller or buyer, as applicable, incurred in connection with an acquisition or disposition of equity or assets to the extent such acquisition or disposition is not prohibited by this Agreement.

“Permitted Investment” means:

(a) Investments existing on the Closing Date disclosed in the Schedule;

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(b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Lender and (iv) Lender’s money market accounts;

(c) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Lender;

(d) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower or its Subsidiaries;

(e) Investments consisting of deposit accounts in which Lender has a perfected security interest;

(f) Investments accepted in connection with Transfers permitted by Section 7.1;

(g) Investments (i) by Borrower in Subsidiaries that are party to the Loan Documents, (ii) by Borrower in Qumu, Ltd. after the Closing Date, provided that the aggregate amount of such Investments do not exceed Two Million Dollars ($2,000,000), and (iii) by Subsidiaries which are not a party to the Loan Documents in other Subsidiaries which are not a party to the Loan Documents or in Borrower;

(h) Investments, not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year, consisting of (a) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (b) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(i) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; and

(j) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (j) shall not apply to Investments of Borrower in any Subsidiary.

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“Permitted Liens” means the following:

(a) Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;

(b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Lender’s security interests, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c) Liens, including without limitation, capital leases which secure up to an aggregate amount not to exceed Seven Hundred Fifty Thousand Dollars ($750,000), (i) upon or in any Equipment which was not financed by Lender acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or Indebtedness incurred solely for the purpose of financing the acquisition of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(d) Deposits which secure the performance of real estate leases in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000);

(e) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase;

(f) Liens in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(g) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(h) Leases or subleases of real property granted in the ordinary course of business (or, if referring to another Person, in the ordinary course of such Person’s business);

(i) Liens on insurance policies and proceeds thereof securing the financing of the premiums with respect thereto and which satisfy the requirements for Permitted Indebtedness;

(j) Licenses or sublicenses granted to third parties in the ordinary course of business; and

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(k) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.5 and 8.8.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Pledged Subsidiary” means Qumu, Inc. and Qumu UK Holdings, Ltd., a company registered under the laws of England and Wales under company number 09055737 and whose registered office is at Senna Building, Gorsuch Place, London E2 8JF, United Kingdom, and any Subsidiary with respect to which Borrower enters into a Stock Pledge Agreement to pledge up to sixty five percent (65%) of Borrower’s equity interests in such Subsidiary to Lender; provided, however, Pledged Subsidiaries does not include Qumu Japan Co or Qumu Singapore Ltd. so long as revenue or assets for either Qumu Japan Co or Qumu Singapore Ltd. does not exceed 10% of total assets or total revenue of Borrower and its Subsidiaries.

“Prime Rate” means the Prime Rate published in the Money Rates section of the Western Edition of The Wall Street Journal, or such other rate of interest publicly announced from time to time by Lender as its Prime Rate. Lender may price loans to its customers at, above or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in Prime Rate.

“Recurring Revenue” is subscription, maintenance and support revenue of Borrower and its Subsidiaries received or anticipated from the execution or the anticipated execution of monthly, annual and/or multi-annual customer contracts in the ordinary course of Borrower’s and its Subsidiaries’ business, in each case determined in accordance with GAAP and specifically excluding revenue or accounts receivable based on (i) sales of inventory, goods, or equipment, (ii) transaction revenue not received in the ordinary course of business, (iii) sales of services not in the ordinary course of business, (iv) revenue received due to one-time, non-recurring transactions, installation and/or set-up fees, (v) add-on purchases by Borrower’s existing clients not resulting in a continuing stream of revenue, (vi) invoices that extend beyond twelve (12) months from the initial invoice date, and (vii) net of all discounts and such other exclusions as Lender shall determine, in its sole but reasonable discretion.

“Refinanced Note” means that certain promissory note made by Borrower in favor of ESW Holdings, Inc., dated May 1, 2020.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of Borrower.

“Revolving Facility” means the facility under which Borrower may request Lender to issue Advances, as specified in Section 2.1(a) hereof.

“Revolving Line” means a credit extension of up to Ten Million Dollars ($10,000,000).

“Revolving Maturity Date” means January 15, 2023.

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“Schedule” means the schedule of exceptions attached hereto and approved by Lender, if any.

“Solvent” means that, as of the date of determination, (a) the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. For the purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“Stock Pledge Agreement” means, individually and collectively, any Pledge, Assignment and Security Agreement now or hereafter entered into from the Borrower in favor of the Lender, in connection with the pledge of Borrower’s ownership interests in a Subsidiary, including, without limitation, those certain Pledge, Assignment and Security Agreements from the Borrower in favor of the Lender, dated as of the Closing Date, as the same may be amended, restated, or otherwise modified from time to time.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated in writing to the debt owing by Borrower to Lender on terms acceptable to Lender (and identified as being such by Borrower and Lender).

“Subsidiary” means any corporation, company or partnership in which (i) any general partnership interest or (ii) more than 50% of the stock or other units of ownership which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, a Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

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1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms “financial statements” shall include the notes and schedules thereto. Notwithstanding any provisions contained in this Agreement (including, without limitation, any of the negative covenants, financial covenants and component definitions contained herein) or any of the other Loan Documents to the contrary, GAAP will be deemed to treat operating leases and capital leases in a manner consistent with their treatment by the Companies under GAAP as in effect on December 31, 2018, notwithstanding any modifications or interpretive changes thereto that may occur thereafter. All terms used herein which are defined by the New York UCC shall have the same meanings as assigned to them by the New York UCC unless and to the extent varied by this Agreement.

2. Loan and Terms Of Payment.

2.1 Credit Extensions. Borrower hereby unconditionally promises to pay to the order of Lender, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Lender to Borrower hereunder. Borrower shall also pay interest on the unpaid principal amount of such Credit Extensions at such rates and at such times as provided in this Agreement.

(a) Revolving Advances.

(i) Subject to and upon the terms and conditions of this Agreement, Borrower may request and Lender will make, Advances in an aggregate outstanding amount not to exceed (a) the lesser of (i) the Revolving Line or (ii) the Borrowing Base, minus, (b) aggregate amount of outstanding face amount of all Letters of Credit (including drawn but unreimbursed Letters of Credit), minus (c) the outstanding principal balance of any Advances (the “Availability Amount”). Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(a) shall be immediately due and payable. Borrower may prepay any Advances without penalty or premium.

(ii) Whenever Borrower desires an Advance, Borrower will notify Lender no later than 1:00 p.m. Pacific time, on the Business Day that the Advance is to be made. Each such notification shall be made (i) by telephone or in-person followed by written confirmation from Borrower within twenty-four (24) hours, (ii) by electronic mail or facsimile transmission, or (iii) by delivering to Lender a Revolving Advance Request Form in substantially the form of Exhibit B hereto. Lender is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Lender’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Lender shall be entitled to rely on any notice given by a person who Lender reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Lender harmless for any damages or loss suffered by Lender as a result of such reliance. Lender will credit the amount of Advances made under this Section 2.1(a) to Borrower’s deposit account.

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(b) Letters of Credit. Subject to the terms and conditions of this Agreement, at any time prior to the Revolving Maturity Date, Lender agrees to issue letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, the “Letters of Credit”), provided, however, the aggregate outstanding face amount of all Letters of Credit shall not exceed (a) the lesser of (i) One Million Dollars (the “Letter of Credit Sublimit”) or (ii) the Borrowing Base, minus (b) the sum of all outstanding principal amounts of any Advances, and for purposes of determining Availability Amount under the Revolving Line, the aggregate outstanding face amount of all Letters of Credit (whether drawn or undrawn) shall decrease, on a dollar-for-dollar basis, the amount available for other Advances. All Letters of Credit shall be, in form and substance, acceptable to Lender in its sole discretion and shall be subject to the terms and conditions of Lender’s form of standard application and letter of credit agreement then in effect (the “Application”), which Borrower hereby agrees to execute, including Lender’s standard fee. Upon request of the Borrower, Lender in its sole discretion may issue Letters of Credit in currency other than US Dollars. On any drawn but unreimbursed Letter of Credit, the unreimbursed amount shall be deemed an Advance under Section 2.1(a). The obligation of Borrower to reimburse Lender for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, the Application, and such Letters of Credit, under all circumstances whatsoever. Borrower shall indemnify, defend, protect, and hold Lender harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys’ fees, arising out of or in connection with any Letters of Credit, except for expenses caused by Lender’s gross negligence or willful misconduct.

If at any time the Revolving Facility is terminated or otherwise ceases to exist, Borrower shall immediately secure in cash all obligations under the Letters of Credit Sublimit on terms acceptable to Lender.

2.2 Overadvances. If the aggregate amount of the outstanding Advances and the face amount of all outstanding Letters of Credit exceeds the lesser of the Revolving Line or the Borrowing Base at any time (an “Overadvance”), Borrower shall immediately, but not later than one (1) Business Day after the occurrence of such Overadvance, pay to Lender, in cash, the amount of such Overadvance.

2.3 Interest Rates, Payments, and Calculations.

(a) Interest Rates.

(i) Advances. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding Daily Balance thereof, at a floating per annum rate equal to one and one-quarter of one percent (1.25%) above the Prime Rate.

(b) Late Fee; Default Rate. If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay Lender a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law, not in any case to be less than Twenty-Five Dollars ($25.00). All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to two (2) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

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(c) Payments. Interest hereunder shall be due and payable on the last Business Day of each month during the term hereof. Lender shall, at its option, charge such interest, all Lender Expenses, and all Periodic Payments against any of Borrower’s deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Lender will receive the entire amount of any Obligations payable hereunder, regardless of source of payment. All payments, made on account of the Obligations, including prepayments, shall be applied first to the prepayment of any of any late charge then due hereunder, second to the payment of accrued and unpaid interest then due hereunder, third to any fees and expenses and the remainder shall be applied to the unpaid principal balance of the Advances. After the occurrence and during the continuance of an Event of Default, the Lender may apply all payments in such order as the Lender determines in its sole discretion.

(d) Debit of Accounts. Lender may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Lender under the Loan Documents when due. These debits shall not constitute a set-off.

(e) Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

2.4 Crediting Payments. Prior to the occurrence of an Event of Default, Lender shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence and during the continuance of an Event of Default, the receipt by Lender of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Lender after 12:00 noon Pacific time shall be deemed to have been received by Lender as of the opening of business on the immediately following Business Day. Whenever any payment to Lender under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

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2.5 Fees. Borrower shall pay to Lender the following:

(a) Unused Fee. Payable quarterly in arrears on the first day of each calendar quarter occurring thereafter prior to the Revolving Line Maturity Date, and on the Revolving Line Maturity Date, a fee (the “Unused Revolving Line Facility Fee”) in an amount equal to one-quarter of one percent (0.25%) per annum of the average unused portion of the Revolving Line during such quarterly or shorter period ending on the Revolving Line Maturity Date, as determined by Lender. The unused portion of the Revolving Line, for purposes of this calculation, shall equal the difference between (a) the Revolving Line and (b) the average for the quarterly or such shorter period ending on the Revolving Line Maturity Date of the daily closing balance of the Revolving Line outstanding.

(b) Letter of Credit Fees. Prior to or simultaneously with the opening of each Letter of Credit, Borrower shall pay to Lender, a letter of credit fee (each a “Letter of Credit Fee” and collectively the “Letter of Credit Fees”) in an amount as agreed upon between the Lender and the Borrower. The Letter of Credit Fees shall be paid payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Maturity Date and thereafter on demand of the Lender. In addition to the foregoing fees, the Borrower shall pay or reimburse the Lender for such normal and customary fees, costs, charges and expenses as are incurred or charged by such Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by it. Such customary fees, costs, charges and expenses are due and payable on demand and are nonrefundable. All Letter of Credit Fees and all such other additional fees are included in and are a part of the Obligations.

(c) Lender Expenses. On the Closing Date, all Lender Expenses incurred through the Closing Date, including reasonable attorneys’ fees and expenses and, after the Closing Date, all Lender Expenses, including reasonable attorneys’ fees and expenses, as and when they are incurred by Lender.

2.6 Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.6, shall continue in full force and effect for so long as any Obligations remain outstanding or Lender has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Lender shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Lender’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

3. Conditions of Loans.

3.1 Conditions Precedent to Initial Credit Extension. The obligation of Lender to make the initial Credit Extension is subject to the condition precedent that Lender shall have received, in form and substance satisfactory to Lender, the following:

(a) this Agreement;

(b) a collateral disclosure list duly executed by Borrower (the “Collateral Disclosure List”) which shall contain such information with respect to Borrower’s business and real and personal property as Lender may require and shall be certified by a Responsible Officer of Borrower, all in the form provided to Borrower by Lender;

(c) a certificate of the secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

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(d) the operating documents and long-form good standing certificates of Borrower certified by the Secretary of State (or equivalent agency) of Borrower’s jurisdiction of organization or formation and each jurisdiction in which Borrower is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Closing Date;

(e) UCC National Form Financing Statement;

(f) payment of the fees and Lender Expenses then due specified in Section 2.5 hereof;

(g) certified copies, dated as of a recent date, of financing statement searches, as Lender may request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Advance, will be terminated or released;

(h) current financial statements of Borrower for the quarter ended September 30, 2020;

(i) duly executed original signature to a payoff letter from the holder of the Refinanced Note;

(j) an initial Borrowing Base Certificate for the three (3) months ended November 30, 2020; and

(k) such other documents, and completion of such other matters, as Lender may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to all Credit Extensions. The obligation of Lender to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a) timely receipt by Lender of the Revolving Advance Request Form as provided in Section 2.1 and Lender’s receipt of a quarterly Borrowing Base Certificate, together with aged listing of accounts receivable, accounts payable, in each case in accordance with Section 6.3;

(b) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Revolving Advance Request Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date. The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2;

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(c) At the time of and immediately after giving effect to such Credit Extension, no Default or Event of Default shall have occurred and be continuing; and

(d) Lender determines to its satisfaction that no Material Adverse Effect has occurred.

3.3 Post-Closing Obligations. As soon as possible, but in any event not later than thirty (30) days after the Closing Date, Borrower shall provide Lender with evidence satisfactory to Lender that the insurance policies and endorsements required by Section 6.6 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Lender.

4. Creation of Security Interest.

4.1 Grant of Security Interest. Borrower grants and pledges to Lender a continuing security interest in all presently existing and hereafter acquired or arising Collateral, wherever located, in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. The Obligations secured by the Collateral do not include any Obligations that are secured by real property. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have priority over the Lender’s Lien under this Agreement).

4.2 Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Lender, at the request of Lender, all Negotiable Collateral having a face amount in excess of $50,000, all financing statements and other documents that Lender may reasonably request, in form satisfactory to Lender, to perfect and continue the perfection of Lender’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower from time to time may deposit with Lender specific time deposit accounts to secure specific Obligations. Borrower authorizes Lender to hold such balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Obligations are outstanding.

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4.3 Right to Inspect. Lender (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours and at Borrower’s expense (which shall not exceed Seven Thousand Five Hundred Dollars ($7,500) per inspection), but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral; provided that, unless an Event of Default has occurred and is continuing, the Lender will provide Borrower with an opportunity to be present during any such inspection. Borrower to arrange to have an inspection conducted in the presence of a Responsible Officer (or his/her designee). Notwithstanding the foregoing to the contrary, Lender shall have the right to conduct an Audit (i) prior to any Advance if the prior Audit is more than twelve (12) months old as of the date of the request for such Advance, and (ii) if an Event of Default has occurred and is continuing.

5. Representations and Warranties.

Borrower represents and warrants as follows:

5.1 Due Organization and Qualification. Borrower is a corporation duly existing and in good standing under the laws of its state of incorporation and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect on Borrower’s business.

5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s organizational documents, nor will the execution, delivery, and performance of the Loan Documents constitute an event of default under any agreement to which Borrower is a party or by which Borrower is bound, except where such event of default would not reasonably be expected to result in a Material Adverse Effect.

5.3 No Prior Encumbrances. Borrower has good and marketable title to the Collateral, free and clear of Liens, except for Permitted Liens.

5.4 Eligible Customer Accounts. For any Eligible Customer Account in any Monthly Recurring Revenue calculation, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Eligible Customer Accounts are and shall be true and correct in all material respects and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all material respects what they purport to be. All sales and other transactions underlying or giving rise to each Eligible Customer Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Customer Accounts in any Monthly Recurring Revenue calculation. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Customer Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms. Borrower or its applicable Subsidiary is the owner of and has the legal right to sell, transfer, assign and encumber each Eligible Customer Account, and there are no material defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount with respect to any Eligible Customer Account.

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5.5 Merchantable Inventory. All Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.

5.6 Intellectual Property. Borrower or its Subsidiaries are the sole owners of the Intellectual Property purported to be owned by Borrower or its Subsidiaries, except for non-exclusive licenses granted by Borrower or any Subsidiary to its customers in the ordinary course of business, over-the-counter software that is commercially available to the public, and Intellectual Property licensed to Borrower or any Subsidiary. Each of Borrower’s or its Subsidiary’s Patents is valid and enforceable, except where the failure to be would not reasonably be expected to result in a Material Adverse Effect, and no part of Borrower’s or any Subsidiary’s Intellectual Property business has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of Borrower’s or any Subsidiary’s Intellectual Property business violates the rights of any third party except, in each case, where such judgment or claim would not reasonably be expected to result in a Material Adverse Effect. The Intellectual Property set forth on the Schedule includes all registrations of or applications for Patents, Trademarks and Copyrights that are currently owned by the Borrower. Except as set forth in the Schedule or otherwise disclosed to Lender in writing from time to time, Borrower is not a party to, or bound by, any agreement that restricts the grant by Borrower of a security interest in Borrower’s rights under such agreement.

5.7 Name; Location of Chief Executive Office. Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated in Section 9.9 hereof. As of the Closing Date, all Borrower’s Inventory and Equipment (other than Inventory and Equipment which is out for repair, located at employee households, or at customer sites, each in the ordinary course of business) is located only at the location set forth in Section 9.9 hereof.

5.8 Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could reasonably expected to have a Material Adverse Effect on Borrower’s interest or Lender’s security interest in the Collateral.

5.9 No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and any Subsidiary that Lender has received from Borrower fairly present in all material respects Borrower’s financial condition as of the date thereof and Borrower’s consolidated results of operations for the period then ended. There has not been a material adverse change in the consolidated financial condition of Borrower since the date of the most recent of such financial statements submitted to Lender.

5.10 Solvency. Borrower, taken as a whole, is Solvent.

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5.11 Regulatory Compliance. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from Borrower’s failure to comply with ERISA that could result in Borrower’s incurring any material liability. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied with all the provisions of the Federal Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could reasonably be expected to have a Material Adverse Effect.

5.12 Environmental Condition. Except as disclosed in the Schedule, none of Borrower’s or any Subsidiary’s properties or assets has ever been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower’s knowledge, none of Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

5.13 Taxes. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed (or extensions thereof), and have paid, or have made adequate provision for the payment of, all taxes reflected therein, except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, at any time exceed Fifty Thousand Dollars ($50,000).

5.14 Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.15 Government Consents. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to so would not reasonably be likely to result in a Material Adverse Effect.

5.16 Deposit Accounts. Borrower shall maintain its primary operating and depository accounts with Lender, excluding any operating and depository accounts maintained with financial institutions outside of the United States.

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5.17 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Lender contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading (it being recognized by Lender that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.18 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely to refinance the Refinanced Note, for working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.19 OFAC; Anti-Corruption Laws.

(a) Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower, any director, officer, employee or agent thereof, is an individual or entity that is or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals or (iii) located, organized or resident in a Designated Jurisdiction.

(b) (i) Neither the Borrower nor any of its Subsidiaries has committed any breach of the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or any other similar anti-corruption legislation in other jurisdictions, or of any applicable Sanctions, the effect of which is or could reasonably be expected to be material to the Borrower and its Subsidiaries, and (ii) the Borrower and its Subsidiaries have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws. The Borrower and each of its Subsidiaries is in compliance, in all material respects, with the PATRIOT Act and all other applicable anti-money laundering laws.

6. Affirmative Covenants.

Borrower shall do all of the following:

6.1 Good Standing. Borrower shall maintain its and except as permitted under Section 7.1 of this Agreement, each of its Subsidiaries’ corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which it is required under applicable law. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could reasonably be likely to have a Material Adverse Effect.

6.2 Government Compliance. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect.

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6.3 Financial Statements, Reports, Certificates. Borrower shall deliver the following to Lender: (a) as soon as available, but in any event within forty-five (45) days after the end of each calendar quarter, a company prepared consolidated balance sheet, income statement, and cash flow statement covering Borrower’s consolidated operations during such period, prepared in accordance with GAAP, consistently applied, in a form acceptable to Lender and certified by a Responsible Officer (the “Quarterly Financial Statement”), together with details of Borrower’s Recurring Revenue reported for the most recent quarter-end, provided, however, to the extent any such financial statements are included in materials otherwise filed with the Securities and Exchange Commission (the “SEC”), such financial may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on Borrower’s behalf on an Internet or intranet website; (b) as soon as available, but in any event within one hundred twenty days (120) days after the end of Borrower’s fiscal year, audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Lender (the “Annual Financial Statement”), provided, however, to the extent any such financial statements are included in materials otherwise filed with the Securities and Exchange Commission (the “SEC”), such financial may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on Borrower’s behalf on an Internet or intranet website (c) as soon as available, but in any event within forty-five (45) days after the end of each calendar quarter, a company prepared report on key operating metrics tracked by Borrower covering Borrower’s consolidated operations during such period, including, without limitation, analysis of: (i) gross dollar retention, (ii) net dollar retention, (iii) logo retention and (iv) any other key performance indicators tracked by Borrower; (d) copies of, or internet links to, all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and, if applicable, all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (e) promptly upon receipt of notice thereof, a report of any legal actions pending against Borrower or any Subsidiary that could result in damages to Borrower or any Subsidiary of Fifty Thousand Dollars ($50,000) or more; (f) within sixty (60) days after the end of each fiscal year of Borrower, and contemporaneously with any updates or amendments thereto, annual financial projections for the following fiscal year (on a quarterly basis), in each case as approved by the Borrower’s Board of Directors, together with any related business forecasts used in the preparation of such annual financial projections; (g) within sixty (60) days prior to the end of each fiscal year of Borrower, and contemporaneously with any updates or amendments thereto, Borrower’s anticipated Recurring Revenue budget, as approved by the Borrower’s Board of Directors, for the following fiscal year (the “Financial Projections), and (h) such budgets, sales projections, operating plans or other financial information as Lender may reasonably request from time to time.

Within forty-five (45) days after the last day of each calendar quarter, commencing with the calendar quarter ended December 31, 2020, Borrower shall deliver to Lender a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto, together with aged listings of accounts receivable and accounts payable and a computer file with information on all Recurring Revenue included in the Borrowing Base Certificate, including but not limited to, current detailed information on the identities of all Account Debtors, current balances owed, addresses and email contacts.

Borrower shall deliver to Lender with the Quarterly Financial Statements and the Annual Financial Statement, a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto.

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6.4 Inventory; Returns. Borrower shall keep all Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its Account Debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. Borrower shall promptly notify Lender of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than Fifty Thousand Dollars ($50,000).

6.5 Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Lender, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Lender with proof satisfactory to Lender indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.6 Insurance.

(a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof. Borrower shall also maintain insurance relating to Borrower’s business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower’s.

(b) All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Lender. All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Lender, showing Lender as an additional loss payee thereof, and all liability insurance policies shall show the Lender as an additional insured and shall specify that the insurer must give at least twenty (20) days’ notice to Lender before canceling its policy for any reason. Upon Lender’s request, Borrower shall deliver to Lender certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds payable under any such policy shall, at the option of Lender, be payable to Lender to be applied on account of the Obligations.

6.7 Accounts. Borrower shall (i) maintain and shall cause each of its Subsidiaries to maintain its primary depository, operating, and investment accounts with Lender and its Affiliates (other than operating and depository accounts maintained with financial institutions outside of the United States), (ii) endeavor to utilize Lender and shall cause each of its Subsidiaries to endeavor to utilize Lender for any treasury management services, and (iii) endeavor to utilize and shall cause each of its Subsidiaries to endeavor to utilize Lender’s International Banking Division for any international banking services required by Borrower.

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6.8 Financial Covenants. Borrower shall maintain at all times:

(a) Performance to Plan. As of the last day of each fiscal quarter, commencing with the fiscal quarter ending March 31, 2021, Borrower’s Recurring Revenue shall be not less than the amounts reflected in the Financial Covenant Side Letter Agreement.

(b) Liquidity. Tested as of the last day of each fiscal quarter, Liquidity of not less than Five Million Dollars ($5,000,000).

6.9 Protection of Intellectual Property Rights. (i) Protect, defend and maintain the validity and enforceability of its Intellectual Property material to Borrower’s and each Subsidiary’s business; (ii) promptly advise Lender in writing of material infringements of its Intellectual Property material to Borrower’s and each Subsidiary’s business; and (iii) not allow any Intellectual Property material to Borrower’s and each Subsidiary’s business to be abandoned, forfeited or dedicated to the public without Lender’s written consent. Borrower agrees, for itself and its Subsidiaries, that should it obtain an ownership interest in any Intellectual Property after the Closing Date that is not listed on the Schedule (“After-Acquired Intellectual Property”) (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of Trademarks, the goodwill symbolized thereby, shall automatically become part of the Intellectual Property.

6.10 Electronic Books and Records. Upon Lender’s request in writing (which may be via e-mail), Borrower shall provide Lender with access to one or more virtual data rooms which will contain current and complete records of Borrower’s billing and Accounts as Lender deems reasonably necessary or prudent in connection with Lender’s audit and inspection rights under the Loan Documents and the collection or realization of or on the Collateral.

6.11 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Lender to effect the purposes of this Agreement.

7. Negative Covenants.

Borrower will not do any of the following without Lender’s prior written consent:

7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States; (iii) Transfers of worn-out, obsolete or Equipment in the ordinary course of business; (iv) Permitted Liens and Permitted Investments; (v) the sale or issuance of any stock of Borrower not constituting a Change of Control; (vi) the use of transfer of cash or Cash Equivalents in the ordinary course of business in any manner not prohibited by the terms of this Agreement; (vii) other dispositions not otherwise permitted hereunder not to exceed Fifty Thousand Dollars ($50,000) in any fiscal year, (viii) the winding up or dissolution of QUMU (Singapore) Ptd. Ltd. and QUMU Middle East FZ-LLC or (ix) the abandonment or forfeiture of Intellectual Property as permitted by Section 6.9 of this Agreement.

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7.2 Change in Business; Change in Control or Executive Office. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental, complimentary, supplementary or tangential thereto); or cease to conduct business in the manner conducted by Borrower as of the Closing Date; or suffer or permit a Change in Control; or without thirty (30) days prior written notification to Lender, relocate its chief executive office or state of incorporation or change its legal name; or without Lender’s prior written consent, change the date on which its fiscal year ends. In the event Borrower relocates its chief executive office, it will promptly provide Lender with a landlord waiver in form and substance satisfactory to Lender in its sole but reasonable discretion.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (provided, that a Subsidiary may merge into another Subsidiary or into Borrower, provided Borrower is the surviving entity).

7.4 Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

7.5 Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property (including without limitation, its Intellectual Property), or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or agree with any Person other than Lender not to grant a security interest in, or otherwise encumber, any of its Intellectual Property, or permit any Subsidiary to do so.

7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, or permit any of its Subsidiaries to do so, except that (a) Borrower may (i) repurchase the stock, stock options or similar stock rights of current or former employees, officers, directors or consultants pursuant to stock repurchase agreements or similar arrangements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase and the aggregate cash advanced to repurchased such stock, stock options or similar stock rights does not exceed One Million Dollars ($1,000,000) during the term of this Agreement, (ii) convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, and (iii) pay dividends solely in capital stock and (b) Borrower’s Subsidiaries which are party to the Loan Documents may make dividends and distributions to any Borrower or any other Subsidiary which is party to the Loan Documents and Borrower’s Subsidiaries that are not party to the Loan Documents may make dividends and distributions to any Borrower or any other Subsidiary.

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7.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; or maintain or invest any of its property with a Person other than Lender or permit any of its Subsidiaries to do so unless such Person has entered into an account control agreement with Lender in form and substance satisfactory to Lender; or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower (other than a Subsidiary of Borrower) except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Lender’s prior written consent.

7.10 Inventory and Equipment. Store the Inventory or the Equipment having an aggregate fair market value in excess of $750,000 with a bailee, warehouseman, or other third party unless the third party has been notified of Lender’s security interest and Lender (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Lender’s benefit or (b) is in pledge possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Store or maintain any Equipment or Inventory having an aggregate fair market value in excess of $750,000 at a location other than the location set forth in Section 9.9 of this Agreement.

7.11 Compliance. Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect on the Borrower or the priority of Lender’s Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

7.12 Capital Expenditures. Make or contract to make, without Lender’s prior written consent, capital expenditures, including leasehold improvements, in any fiscal year in excess of Five Hundred Thousand Dollars ($500,000) or incur liability for rentals of property (including both real and personal property) in an amount which, together with capital expenditures, shall in any fiscal year exceed such sum.

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8. Events of Default.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1 Payment Default. If Borrower (i) fails to pay, when due, any of the principal or interest hereunder or (ii) fails to pay, when due, any other Obligations, and such failure shall continue unremedied for a period of ten (10) days of when due;

8.2 Covenant Default.

(a) If Borrower fails to perform any obligation under Sections 6.3, 6.5, 6.6, 6.7, 6.8, 6.10 or 6.11 or violates any of the covenants contained in Article 7 of this Agreement; or

(b) If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Lender and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within fifteen (15) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the fifteen (15) day period or cannot after diligent attempts by Borrower be cured within such fifteen (15) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed fifteen (15) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but, at Lender’s option, no Credit Extensions will be made.

8.3 Material Adverse Effect. If there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect;

8.4 Attachment. If any portion of Borrower’s assets having a value in excess of $50,000 is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period);

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8.5 Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within sixty (60) days (provided that, at Lender’s option, no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6 Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) or which could have a Material Adverse Effect;

8.7 Judgments. If a judgment or judgments for the payment of money (to the extent not covered by insurance) in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that, at Lender’s option, no Credit Extensions will be made prior to the satisfaction or stay of such judgment); or

8.8 Misrepresentations. If any representation or warranty set forth herein or in any certificate delivered to Lender by any Responsible Officer or by any agent or representative of Borrower or any Guarantor pursuant to this Agreement to induce Lender to enter into this Agreement or any other Loan Document is determined to have been false or misleading when made in any material respect.

8.9 Guaranty. If any Guaranty of all or a portion of the Obligations ceases for any reason to be in full force and effect, or any guarantor fails to perform any obligation under any Guaranty or a security agreement securing any Guaranty (collectively, the “Guaranty Documents”), or any event of default occurs under any Guaranty Document or any guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Lender in connection with any Guaranty Document, or if any of the circumstances described in Sections 8.3 through 8.9 occur with respect to any Guarantor.

9. Lender’s Rights and Remedies.

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Lender may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.6, all Obligations shall become immediately due and payable without any action by Lender);

(b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Lender;

(c) Settle or adjust disputes and claims directly with Account Debtors for amounts, upon terms and in whatever order that Lender reasonably considers advisable;

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(d) Make such payments and do such acts as Lender considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Lender so requires, and to make the Collateral available to Lender as Lender may designate. Borrower authorizes Lender to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien which in Lender’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Lender a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Lender’s rights or remedies provided herein, at law, in equity, or otherwise;

(e) Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Lender, or (ii) Indebtedness at any time owing to or for the credit or the account of Borrower held by Lender;

(f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Lender is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, Patents, Copyrights, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Lender’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Lender’s benefit;

(g) Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Lender determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Lender deems appropriate;

(h) Lender may credit bid and purchase at any public sale; and

(i) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

9.2 Power of Attorney. Exercisable only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Lender (and any of Lender’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify Account Debtors of Lender’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Lender’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with Account Debtors, for amounts and upon terms which Lender determines to be reasonable; and (g) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral. The appointment of Lender as Borrower’s attorney in fact, and each and every one of Lender’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Lender’s obligation to provide Credit Extensions hereunder is terminated.

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9.3 Accounts Collection. At any time, including, but not limited to after the occurrence of an Event of Default, Lender may notify any Person owing funds to Borrower of Lender’s security interest in such funds and verify the amount of such Account. Prior to any Event of Default, Lender will advise Borrower prior to contacting any such Person to verify the amount of any Account. Borrower shall collect all amounts owing to Borrower for Lender, receive in trust all payments as Lender’s trustee, and immediately deliver such payments to Lender in their original form as received from the Account Debtor, with proper endorsements for deposit.

9.4 Lender Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Lender may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under a loan facility in Section 2.1 as Lender deems necessary to protect Lender from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Lender deems prudent. Any amounts so paid or deposited by Lender shall constitute Lender Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Lender shall not constitute an agreement by Lender to make similar payments in the future or a waiver by Lender of any Event of Default under this Agreement.

9.5 Lender’s Liability for Collateral. So long as Lender complies with reasonable banking practices, Lender shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6 Remedies Cumulative. Lender’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it. No waiver by Lender shall be effective unless made in a written document signed on behalf of Lender and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.7 Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Lender on which Borrower may in any way be liable.

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9.8 No Waiver. No delay, failure or discontinuance of Lender in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Lender of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

9.9 Notices. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

Borrower:	QUMU CORPORATION
QUMU, INC.
400 S. 4th Street, Suite 401-412
Minneapolis, Minnesota 55415
Attn: Dave Ristow, CFO

With a copy to:	Ballard Spahr LLP
2000 IDS Center
80 South Eighth Street
Minneapolis, Minnesota 55402
Attn: April Hamlin, Esq.

Lender:	WELLS FARGO BANK, NATIONAL ASSOCIATION
90 South 7th Street #1800
Minneapolis, Minnesota 55402
Attn: Alexander Hoppe

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt. The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

10. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by and construed in accordance with the laws of New York (the “State”) but giving effect to federal laws applicable to national banks, without reference to the conflicts of law or choice of law principles thereof. BORROWER AND LENDER EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

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11. ARBITRATION.

(a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit. In the event of a court ordered arbitration, the party requesting arbitration shall be responsible for timely filing the demand for arbitration and paying the appropriate filing fee within 30 days of the abatement order or the time specified by the court. Failure to timely file the demand for arbitration as ordered by the court will result in that party’s right to demand arbitration being automatically terminated.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in the State selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a Lender of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

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(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is Five Million Dollars ($5,000,000) or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than Five Million Dollars ($5,000,000). Any dispute in which the amount in controversy exceeds Five Million Dollars ($5,000,000) shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State or a neutral retired judge of the state or federal judiciary of the State, in either case with a minimum of ten years’ experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of the State and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the corresponding rules of civil practice and procedure applicable in the State or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g) Payment of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) [Intentionally Omitted].

(i) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

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(j) Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

12. General Provisions.

12.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Lender’s prior written consent. Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Lender’s rights and benefits under each of the Loan Documents; provided, however, that so long as no Event of Default has occurred and is continuing hereunder, Lender agrees that it shall not, without Borrower’s prior written consent, sell, assign or participate all or a portion of its rights under this Agreement. In connection therewith, Lender may disclose all documents and information which Lender now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any guarantor hereunder or the business of such guarantor, if any, or any collateral required hereunder.

12.2 Indemnification. Borrower shall defend, indemnify and hold harmless Lender and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Lender Expenses in any way suffered, incurred, or paid by Lender as a result of or in any way arising out of, following, or consequential to transactions between Lender and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses which a court of competent jurisdiction in a final, non-appealable judgment has determined that such loses are a direct result of the Lender’s gross negligence or willful misconduct.

12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4 Business Purpose. Borrower represents and warrants that each credit subject hereto is made for (a) a business, commercial, investment, agricultural or other similar purpose, (b) the purpose of acquiring or carrying on a business, professional or commercial activity, or (c) the purpose of acquiring any real or personal property as an investment and not primarily for a personal, family or household use.

12.5 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

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12.6 Amendments in Writing, Integration. Neither this Agreement nor the Loan Documents can be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.

12.7 Right of Setoff; Deposit Accounts. Upon the occurrence and during the continuance of an Event of Default, (a) Borrower hereby authorizes Lender, at any time and from time to time, without notice, which is hereby expressly waived by Borrower, and whether or not Lender shall have declared any credit subject hereto to be due and payable in accordance with the terms hereof, to set off against, and to appropriate and apply to the payment of, Borrower’s obligations and liabilities under the Loan Documents (whether matured or unmatured, fixed or contingent, liquidated or unliquidated), any and all amounts owing by Lender to Borrower and any deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Lender or any entity under the control of Lender (including a subsidiary of Lender) or in transit to any of them (whether payable in U.S. dollars or any other currency, whether matured or unmatured, and in the case of deposits, whether general or special (except Excluded Accounts), time or demand and however evidenced), and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Lender, in its sole discretion, may elect. Lender may exercise this remedy regardless of the adequacy of any collateral for the obligations of Borrower to Lender and whether or not the Lender is otherwise fully secured. Borrower hereby grants to Lender a security interest in all deposits and accounts maintained with Lender to secure the payment of all Obligations of Borrower to Lender under the Loan Documents.

12.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.9 No Third Party Beneficiaries. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

12.10 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Lender has any obligation to make Credit Extensions to Borrower. The obligations of Borrower to indemnify Lender with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Lender have run.

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12.11 Confidentiality. In handling any confidential information Lender and all employees and agents of Lender, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Lender in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Loans, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Lender, and (v) as Lender may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Lender when disclosed to Lender, or becomes part of the public domain after disclosure to Lender through no fault of Lender; or (b) is disclosed to Lender by a third party, provided Lender does not have actual knowledge that such third party is prohibited from disclosing such information.

12.12 Publicity. Borrower consents to the Lender’s use of Borrower’s name and logo in connection in its written and oral presentations, advertising and marketing materials, provided, Borrower reviews and approves the proposed materials and the use thereof.

12.13 Patriot Act Notice. Borrower is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001) and the USA PATRIOT Improvement and Reauthorization Act of 2005 (Pub. L. 109-177) (the “Patriot Act”). No part of the proceeds of the Credit Extensions will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. Lender notifies Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes names and addresses and other information that will allow Lender to identify the Borrower in accordance with the Patriot Act.

12.14 NOTICE OF FINAL AGREEMENT.

BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

[Signatures appear on following page]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

Qumu Corporation

By:	/s/ TJ Kennedy
TJ Kennedy
Chief Executive Officer & President

Qumu, Inc.

By:	/s/ TJ Kennedy
TJ Kennedy
Chief Executive Officer & President

Wells Fargo Bank, National Association

By:	/s/ Alexander Hoppe
Alexander Hoppe
Relationship Manager

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EXHIBIT A

DEBTORS:	QUMU CORPORATION & QUMU, INC.

SECURED PARTY:	WELLS FARGO BANK, NATIONAL ASSOCIATION

COLLATERAL DESCRIPTION ATTACHMENT
TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and

(b) any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the New York Uniform Commercial Code, as amended or supplemented from time to time.

The Collateral also includes all rights, title and interest of Borrower embodied in or arising out of Borrower’s status as a holder of equity interests of the Pledge Subsidiaries, consisting of (a) all economic rights of each Pledged Subsidiary and all rights to receive any kind of dividends and distributions of the assets of each Pledged Subsidiary; and (b) all governance rights, including without limitation, all rights to vote, consent to action and otherwise participate in the management of each Pledged Subsidiary, together with all proceeds and substitutions thereof, all cash, securities and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing; and all Borrower’s Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

Notwithstanding the foregoing, the Collateral does not include (“Excluded Property”): (i) with respect to stock in Pledged Subsidiaries, more than sixty-five percent (65.0%) of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Pledged Subsidiary which shares entitle the holder thereof to vote for directors or any other matter, (ii) any Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property, (iii) Excluded Accounts and (iv) any lease, license, contract or agreement to which any Borrower is a party, and any of its rights or interests thereunder, if and to the extent that a security interest therein is prohibited by or in violation of (x) any law, or (y) a term, provision or condition of any such lease, license, contract or agreement (unless in each case, such term, provision or condition would be rendered ineffective with respect to the creation of such security interest pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity), provided, however, that the foregoing shall cease to be treated as “Excluded Property” (and shall constitute Collateral) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, such security interest shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in (x) or (y) above, provided, further that Excluded Property shall not include any proceeds of any such lease, license, contract or agreement or any goodwill of the Loan Parties’ business associated therewith or attributable thereto. Further, if a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of January 15, 2021, include the Intellectual Property to the extent necessary to permit perfection of Lender’s security interest in such Accounts and such other property of Borrower that are proceeds of the Intellectual Property.

Borrower has for itself and its Subsidiaries has agreed not to encumber any of its or its Subsidiary’s Intellectual Property or to enter into an agreement with any other Person prohibiting it from encumbering its Intellectual Property, without Lender’s prior written consent.

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EXHIBIT B

REVOLVING ADVANCE REQUEST

(To be submitted no later than 3:00 PM to be considered for same day processing)

To:	Wells Fargo Bank, National Association
Fax:	(___) ___-____
Date:

From:	[Qumu Corporation]/[QUMU, INC.]
Borrower’s Name

Authorized Signature

Authorized Signer’s Name (please print)

Phone Number
To Account #

Borrower hereby requests funding in the amount of $ _______ in accordance with the Revolving Advance as defined in the Loan and Security Agreement dated January 15, 2021.

Borrower hereby authorizes Lender to rely on facsimile stamp signatures and treat them as authorized by Borrower for the purpose of requesting the above advance.

All representations and warranties of Borrower stated in the Loan and Security Agreement are true, correct and complete in all material respects as of the date of this Revolving Advance Request; provided that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

Capitalized terms used herein and not otherwise defined have the meanings set forth in the Loan and Security Agreement.

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EXHIBIT C

Borrowing Base Certificate

Wells Fargo Bank, National Association

QUMU CORPORATION & QUMU, INC.

Borrowing Base Calculation

1. Total trailing three (3) month Recurring Revenue	$_______

2. Less: (i) Revenue for which the corresponding Accounts Receivable are Aged more than 90 days from the due date, but in any case, not later than 150 Days from Invoice Date, (ii) Revenue derived in connection with credit balances owed to Account Debtors

3. Total Trailing 3 Month Recurring Revenue from Eligible Customer Accounts (Item 1 minus Item 2)	$_______

4. Average Monthly Recurring Revenue (Item 3, divided by three (3))	$_______

Borrowing Base (Item 4, multiplied by six (6))	$_______

Available Amount (The lesser of Borrowing Base or $10,000,000)	$_______

Borrowing Availability:

5. Less Aggregate amount of outstanding face amount on all Letters of Credit	$_______

6. Less outstanding principal balance of any Advances	$_______

Availability Amount (Available Amount less Items 5 and 6)	$_______

A security interest has been granted to Wells Fargo Bank N.A. in accordance with terms and conditions of the existing continuing security agreement between the undersigned and Wells Fargo Bank N.A. to which reference is made. We hereby certify that the forgoing is true and correct in all particulars and the accounts describe above as collateral for loans represent accounts which conform to all representations and warranties set forth in said agreement.

Company Name: QUMU CORPORATION

Company Address: ________________________________
By: ________________________________ Name:

Date:

Company Name: QUMU, INC.

Company Address: ________________________________

By: ________________________________

Name:

Date:

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EXHIBIT D

COMPLIANCE CERTIFICATE

TO:	WELLS FARGO BANK, NATIONAL ASSOCIATION

FROM:	QUMU CORPORATION & QUMU, INC.

The undersigned authorized officer of ___________________________ hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Lender (the “Agreement”), (i) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Annual financial statements (CPA Audited) and Compliance Certificate	FYE within 120 days	Yes	No
Quarterly financial statements, Recurring Revenue Metrics Report and Compliance Certificate	Prior to each Credit Extension, and quarterly within 45 days	Yes	No

10K and 10Q	(as applicable)	Yes	No
Annual operating budget, sales projections and operating plans approved by board of directors	Annually no later than 60 days after the beginning of each fiscal year and as amended/updated	Yes	No
Recurring Revenue Budget	Annually no later than 60 days prior to the end of each fiscal year and as amended/updated	Yes	No

Borrowing Base Certificate	Prior to each Credit Extension, and quarterly within 45 days	Yes	No

Financial Covenant	Required	Actual	Complies

Performance to Plan:	Refer to Financial Covenant Side Letter Agreement	$____________	Yes	No
Minimum Liquidity	$5,000,000	$____________	Yes	No

Comments Regarding Exceptions: See Attached.	LENDER USE ONLY

Received by: ________________________________________
Sincerely,	AUTHORIZED SIGNER

Date: _______________________________________________

___________________________________________	Verified: ____________________________________________
SIGNATURE	AUTHORIZED SIGNER

___________________________________________	Date: _____________________________________________
TITLE
	Compliance Status	Yes No
___________________________________________
DATE

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